Exhibit 4.4
Description of the Company’s Securities Registered Under Section 12 of the Exchange Act of 1934
Description of Common Stock and Preferred Stock
Allegro MicroSystems, Inc., a Delaware corporation (the “Company,” “we” or “our”), currently has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s common stock, par value $0.01 per share (“Common Stock”). The following summary includes a brief description of the Common Stock as well as certain related information. The following summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Amended and Restated Bylaws (the “Bylaws”). For a complete description of the terms and provisions of our Common Stock, refer to the Certificate of Incorporation and the Bylaws, both of which are filed as exhibits to our Annual Report on Form 10-K and applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”).
Authorized Capital Shares
The Certificate of Incorporation authorizes the issuance of 1,000,000,000 shares of Common Stock.
The Certificate of Incorporation authorizes the issuance of 20,000,000 shares of preferred stock, par value of $0.01 per share ("Preferred Stock”). Under the terms of the Certificate of Incorporation, our Board of Directors is authorized to direct us to issue shares of Preferred Stock in one or more series without stockholder approval. Our Board of Directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock. No shares of Preferred Stock are currently issued or outstanding; therefore, no rights or preferences have been established thus far.
Voting Rights
The holders of shares of Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders, including the election of directors. The holders of shares of Common Stock do not have cumulative voting rights in the election of directors. An election of directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.
Dividend Rights
The holders of shares of Common Stock shall be entitled to receive ratably those dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding Preferred Stock that we may designate and issue in the future.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Stock having liquidation preferences, if any, the holders of shares of Common Stock will be entitled to share ratably in the remaining assets legally available for distribution.
Other Rights and Preferences
Holders of shares of Common Stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to our shares of Common Stock. The rights, preferences and privileges of the holders of shares of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that we may designate in the future.
Anti-Takeover Provisions
Our Certificate of Incorporation and Bylaws, contain provisions that may delay, defer or discourage another party from acquiring control of us. These provisions, which are summarized below, may discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board of Directors the power to discourage acquisitions that some stockholders may favor.
Classified Board of Directors
Our Certificate of Incorporation provides that our Board of Directors will be divided into three classes. The directors in each class will serve for staggered three-year terms, one class being elected each year by our stockholders. Our Certificate of Incorporation provides that directors may only be removed from our Board of Directors for cause by the affirmative vote of two-thirds of the voting power of the shares entitled to vote, subject to the terms of the Stockholders’ Agreement dated as of September 30, 2020, by and among the Company, Sanken Electric Co., Ltd. and OEP SKNA, L.P. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.
Stockholder Action; Special Meetings of Stockholders
Our Certificate of Incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock cannot amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Bylaws. Further, our Certificate of Incorporation provides that only a majority of our Board of Directors may call a special meeting of our stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions may delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders, including proposed nominations of candidates for election to our Board of Directors. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of our Board of Directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by our Board of Directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was the record holder of shares both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in the Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by our Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, notice by the stockholder must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).
Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.
Amendment of Certificate of Incorporation or Bylaws
The DGCL provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Bylaws may be amended or repealed by a majority vote of our Board of Directors or by the affirmative vote of two-thirds of the votes which all of our stockholders would be eligible to cast in an election of directors. The affirmative vote of a majority of our Board of Directors and two-thirds in voting power of the outstanding shares entitled to vote thereon is required to amend our Certificate of Incorporation.
Section 203 of the DGCL
We have opted out of Section 203 of the DGCL. However, our Certificate of Incorporation contains provisions that are similar to Section 203. Specifically, our Certificate of Incorporation provides that, subject to certain exceptions, we are not able to engage in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board of Directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with such entity or person.
However, under the Certificate of Incorporation, OEP and any of its affiliates are not deemed to be interested stockholders regardless of the percentage of our outstanding voting stock owned by them, and accordingly, are not subject to such restrictions.
Listing
The Common Stock is traded on The Nasdaq Global Select Market under the trading symbol “ALGM.”